Exhibit 4.20

Power of Attorney

Authorizing Party: Jun Zhang

Personal ID #: ***********

Address: ***********, Shandong

Authorized Party: ATA Education Technology (Beijing) Limited

Address: Beijing, China

Telephone: ***********

Facsimile: ***********

I, Jun Zhang, a PRC citizen, hereby irrevocably authorize ATA Education Technology (Beijing) Limited (hereinafter, “ATA Education”) to exercise the following rights during the term of this Power of Attorney:

Authorizing ATA Education or any eligible PRC citizens designated by ATA Education (hereinafter, the “Designees”, and ATA Education and the Designees are collectively referred to as the “Authorized Party”) thereby to act as my sole and exclusive agent who has full power to represent myself in connection with the following:

Exercising any and all of my voting rights in the capacity of a shareholder of ATA Intelligent Learning (Beijing) Technology Limited (hereinafter “ATA Intelligent Learning”) and such other shareholder’s rights, including but not limited to, appointing and electing, in the capacity of my authorized representative, directors, general manager and other executives of ATA Intelligent Learning in ATA Intelligent Learning’s shareholders’ meetings.

The Authorized Party has the right to, within the scope of authorization specified herein, execute on my behalf any transfer documents necessary for the performance of obligations under the Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement, which will be executed on the same day as this Power of Attorney.

The Authorized Party has the right to join the liquidation committee and participate in liquidation matters on my behalf in the case of liquidation of ATA Intelligent Learning. I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party during the liquidation of ATA Intelligent Learning.

Any actions to be taken by and any documents to be executed by the Authorized Party in connection with ATA Intelligent Learning shall be considered taken/executed by myself. I hereby acknowledge, ratify and approve any actions to be taken and documents to be executed by the Authorized Party.

The abovementioned authorization and designation shall be subject to the following conditions: the Designees are PRC citizens and are employees of ATA Education, and the controlling shareholders of ATA Education consent to such authorization and designation. Promptly upon the occurrence that any Designees no longer hold any positions in ATA Education or ATA Education issues written notice to replace any Designees, I will immediately withdraw the authorization and designation granted to the Designees herein and will authorize and/or designate other employees that are PRC citizens designated by ATA Education to exercise my aforesaid shareholder’s voting rights in ATA Intelligent Learning’s shareholders’ meetings.

The Authorized Party shall perform its fiduciary obligations in a prudent and diligent manner in accordance with law and within the scope of authorization, and shall hold the Authorizing Party free from any and all losses/damages arising out of such authorization and/or designation, except for the losses/damages caused by willful misconduct or gross negligence of the Authorized Party, in which case the Authorized Party shall bear all legal and economic liabilities to the Authorizing Party and ATA Intelligent Learning.

The Authorizing Party hereby agrees that the duration of this Power of Attorney shall be the same as that set forth in the Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement, which will be executed on the same day as this Power of Attorney. The duration of this Power of Attorney shall be postponed accordingly in case the duration of Equity Interest Pledge Agreement and the Call Option and Cooperation Agreement is postponed.

Authorizing Party (signature): Jun Zhang

Date: August 12, 2020